Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer Phone (610) 321-6225 William C. Roberts Director, Corporate Communications Phone (610) 321-6288

ViroPharma Provides Financial Outlook for 2007

- 2007 Net Product Sales Expected to Grow to $195 to $205 Million; Company to Increase

Expenses to Advance Clinical Programs and Support Vancocin Growth –

Exton, PA, January 8, 2007 — ViroPharma Incorporated (Nasdaq: VPHM) today announced Michel de Rosen, ViroPharma’s president and chief executive officer, will present a financial update and provide an overview of the company’s business during the 25th Annual JPMorgan Healthcare Conference. As previously announced, this presentation will be webcast live at 1:30 P.M. Pacific Time on Thursday, January 11, 2007 and may be accessed via the company’s website at www.viropharma.com. The company expects to release full-year 2006 financial results and further discuss 2007 guidance later in the first quarter of 2007.

“2006 was a year of tremendous execution and advancement throughout the company, including the commercial and clinical organizations,” commented Mr. de Rosen. “I can confirm that our 2006 net Vancocin® sales will be within our guidance range of $162 to $170 million, representing strong growth of 27 percent to 35 percent over that of 2005. In addition, we believe that wholesalers lowered their inventory levels as we ended the year. Importantly, cash flows from Vancocin sales again more than fully funded our clinical pipeline. Patient dosing started during the fourth quarter of 2006 for each of our late stage clinical compounds: maribavir, our Phase 3 compound in development to prevent cytomegalovirus disease in transplant patients, and our Phase 2 compound HCV-796, the leading non-nucleoside polymerase inhibitor of hepatitis C, which we are developing with our partners at Wyeth.”

“2007 will be another important and exciting year for ViroPharma as we focus on advancing our late stage clinical pipeline,” continued Mr. de Rosen. “We do expect continued growth in Vancocin sales; we are today providing our 2007 net Vancocin sales guidance of $195 to $205 million. In 2007, we expect that the cash flows provided by our growing revenue will not only fully fund our pipeline, but also will keep the company in an excellent position to execute on business development initiatives as we continue our commitment to bring solutions to physicians treating patients facing life-threatening diseases. Our 2007 operational expenses will grow as well, as we advance maribavir in its pivotal Phase 3 clinical trials and HCV-796 through Phase 2 evaluation, and make new investments into our CDAD educational efforts and the Vancocin business generally.”

Looking ahead in 2007

ViroPharma is commenting upon future guidance for the year 2007 as a convenience to investors. The following elements of guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the Disclosure Notice below.

•	Net product sales are expected to be $195 to $205 million;

•	Gross margin rate for Vancocin is expected to exceed 90 percent;

•	Research and development (R&D) and marketing, general and administrative (MG&A) expenses, excluding the impact of SFAS 123R, are expected to be $60 to $72 million.

The company’s projected R&D and MG&A expenses have been presented excluding the effect of stock option expense resulting from SFAS 123R and as such are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Further discussion of 2007 guidance, including the impact of SFAS 123R, will be provided along with the full-year 2006 financial results later in the first quarter of 2007. The company is unable to provide a quantitative reconciliation because the items that would be excluded are primarily dependent on additional inputs which have not been determined.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/Vancocin_pi_2007.htm). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s financial guidance for 2006 and 2007, and statements regarding ViroPharma’s clinical development programs and its belief that its product revenue will fully fund its development pipeline. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The company’s actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin, approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	regulatory action by the FDA and other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	the timing and results of anticipated events in the Company’s CMV and HCV programs;

•	the timing and nature of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products; and

These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2006, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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